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                                 Exhibit (e)(1)

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
                                UNDER TEXAS LAW

         In connection with the Merger, a stockholder may have the right to dissent from the Merger and, in lieu of receiving $19.50 net in cash per Share, to seek the "fair value" of all of such stockholder's Shares, as determined in accordance with the applicable provisions of the Texas Business Corporation Act ("TBCA"). In order to perfect such appraisal rights, a stockholder is required to follow the procedures set forth in Art. 5 of the TBCA, as summarized below. The following discussion of the provisions of Art. 5 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that article. A STOCKHOLDER DESIRING TO DISSENT FROM THE MERGER MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN ART. 5 OF THE TBCA. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER ART. 5 OF THE TBCA.

         Any stockholder of the Company may elect to dissent from the Merger with respect to all of the Shares registered in such stockholder's name. If the Merger is consummated pursuant to a stockholder vote, a stockholder who votes in favor of the Merger, whether in person or by proxy, shall waive such stockholder's appraisal rights. However, a stockholder is not required to vote against the Merger in order to qualify to exercise appraisal rights.

         If the Merger is to be consummated pursuant to a stockholder vote, the Company, not less than 20 days prior to the meeting of stockholders, shall notify each of its stockholders who was such on the record date for such meeting of the date and purpose of such meeting. Any stockholder desiring to exercise appraisal rights must deliver to the Company, before the taking of the vote on the proposed Merger, a written notice objecting to the Merger and setting out that the stockholder's right to dissent will be exercised if the action becomes effective. Such notice must inform the Company of the identity and address of the stockholder. Within ten (10) days after the effective date of such Merger, the surviving or resulting corporation must notify each stockholder who has complied with Art. 5.12 of the TBCA and has not voted in favor of or consented to the Merger at the date that the Merger has become effective. Any stockholder desiring to exercise their appraisal rights must make written demand of such on the surviving or resulting corporation within ten (10) days from the delivery or mailing of the Company's notice of the effectiveness of such Merger. The notice shall state the fair value of the Shares as estimated by the stockholder.

 FAILURE TO MAKE A WRITTEN DEMAND WILL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S
                               APPRAISAL RIGHTS.

         If the Merger is consummated pursuant to Art. 5.16 of the TBCA without a stockholder vote, because the Purchaser then owns more than 90% of the outstanding Shares, the surviving or resulting corporation, within ten (10) days of the effective date of the Merger, must notify each stockholder of the Company of the effective date of such Merger and mail to each stockholder a copy of the articles of merger. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder, at such stockholder's address as it appears on the records of the Company. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice and copy of the articles of merger, demand in writing from the surviving or resulting corporation the payment of the fair value of the stockholder's Shares. The demand must inform the surviving or resulting corporation of the identity of the stockholder, state the number and class of all Shares owned by the stockholder, and the fair value of the Shares as estimated by the stockholder. Upon receiving a demand for payment from any dissenting stockholder, the surviving or resulting corporation must make an appropriate notation thereof in its stockholder records. Within twenty (20) days after demanding payment for Shares in accordance with Article 5.16 of the TBCA, each stockholder so demanding payment and holding Shares in certificate form shall submit the certificates to the surviving or resulting corporation for notation thereon that such demand has been made. THE FAILURE OF HOLDERS OF CERTIFICATED SHARES TO DO SO WILL, AT THE OPTION OF THE SURVIVING OR RESULTING CORPORATION, TERMINATE THE SHAREHOLDERS' RIGHTS UNDER ARTICLE 5.16 OF THE TBCA UNLESS A COURT OF COMPETENT JURISDICTION FOR GOOD AND SUFFICIENT CAUSE DIRECTS OTHERWISE.




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         Within ten (10) days after receipt by the surviving or resulting corporation of the demand for payment by the dissenting stockholder of the fair value of the Shares, the surviving or resulting corporation must deliver or mail to the dissenting stockholder written notice either accepting the amount claimed in the demand and agreeing to pay such amount within ninety (90) days after the date of the Merger and upon surrendering the Share certificates duly endorsed, or shall contain an estimate by the surviving or resulting corporation of the fair value of the Shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the Merger was effective, upon receipt of notice from the stockholder within sixty
(60) days after that date that the stockholder agrees to accept that amount.
If within sixty (60) days after the date on which the Merger was effective, the value of the Shares is agreed upon between the dissenting stockholder and the surviving or resulting corporation, payment for the Shares must be made within ninety (90) days after the date on which the Merger was effective. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such Shares or the surviving or resulting corporation.

      FAILURE TO MAKE SUCH WRITTEN DEMAND WILL CONSTITUTE A WAIVER OF THE
                        STOCKHOLDER'S APPRAISAL RIGHTS.

         The written demand for appraisal must be made by or for the holder of record of Shares registered in the holder's name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

         Within one hundred and twenty (120) days after the day of the effective date of the Merger, any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights under Art. 5.16 of the TBCA, may file a petition in a court of competent jurisdiction demanding a determination of the value of the Shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. Stockholders seeking to exercise appraisal rights should not assume that the surviving or resulting corporation will file a petition with respect to the appraisal of the value of their Shares or that the surviving or resulting corporation will initiate any negotiations with respect to the "fair value" of such Shares. ACCORDINGLY, STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN ART. 5.16 of the TBCA.

         If a stockholder files the petition for appraisal in a timely manner, the surviving or resulting corporation must file, within ten (10) days of service of the stockholders' petition, a verified list of the names and addresses of all stockholders who have demanded appraisal for their Shares and with whom the surviving or resulting corporation has not reached an agreement regarding value. If the surviving or resulting corporation files a petition, it must be accompanied by a similar list. If so ordered by the Court, the clerk of the court is required to provide notice by registered or certified mail of the hearing to stockholders shown on the list and to provide notice by publication.

         If a petition for an appraisal is timely filed, at the hearing on the petition, the court will determine the stockholders entitled to appraisal rights and will appraise the value of the Shares owned by the stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment of the fair value of the Shares together with a fair rate of interest, if any, on the fair value to stockholders entitled thereto upon surrender to the surviving or resulting corporation of Share certificates. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.





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         Although the Purchaser believes that the price per Share set out in the offer is fair, it cannot make any representation as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

         Any stockholder who has duly demanded an appraisal in compliance with Art. 5.16 of the TBCA will not, after the effective date of the Merger, be entitled to vote the Shares for any purpose nor be entitled to the payment of any dividends or other distributions on the Shares (other than those payable to stockholders of record as of a date prior to the effective date of the Merger).

         If no petition for an appraisal is filed within the time provided, or if a stockholder delivers to the surviving or resulting corporation a written withdrawal of the stockholder's demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the effective date of the Merger or, with the written approval of the surviving or resulting corporation, thereafter, then the right of the stockholder to an appraisal will cease and such stockholder shall be entitled to receive in cash, without interest, the amount to which the stockholder would have been entitled had he not demanded appraisal of such stockholder's Shares. No appraisal proceeding in Court will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

         Any notice, objection, demand or other written communication required to be given to the surviving or resulting corporation by a dissenting stockholder should be delivered to the Secretary of the surviving or resulting corporation at its address set forth in the Offer to Purchase or should be delivered as otherwise permitted by law. Although not specifically required, it is recommended that such written communications be sent by registered or certified mail, return receipt requested.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF TEXAS LAW, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THE STOCKHOLDER'S LEGAL ADVISOR.





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